EXHIBIT 107

Calculation of Filing Fee Tables

F-1

(Form Type)

WF International Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee (2)
	Newly Registered Securities
Fees to Be Paid	Equity	Units, each consisting of one ordinary share, par value $0.000001 per share, and one warrant to purchase one ordinary share	457	(o)	—	—	US$	4,500,000	0.0001531	US$	688.95
	Equity	Ordinary shares included as part of the units	457	(o)	—	—		—	—		—	(4)
	Other	Warrants included as part of the units	457	(g) and (o)		—		—	—		—
	Equity	Ordinary shares issuable upon exercise of the warrants included as part of the units	457	(o)	—	—	US$	4,500,000	0.0001531	US$	688.95
	Other	Placement agents' warrants to	457	(g) and (o)		—		—	—		—	(4)
	Equity	Ordinary shares issuable upon exercise of placement agents' warrants	457	(o)		—	US$	281,250	0.0001531	US$	43.06
	Carry Forward Securities
	-	—	—		—	—		—			—
	Total Offering Amounts (3)						US$	9,281,250		US$	1,420.96
	Total Fees Previously Paid										0
	Total Fee Offsets										0
	Net Fee Due									US$	1,420.96

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Calculated pursuant to Rule 457( o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.
(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of share sub-divisions, share capitalization or similar transactions.
(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.